Digital Caddies Inc. Proposal

The following proposal is being submitted between the National Service Cooperative, Inc. (NSC) and Digital Caddies Inc. on the 12th Day of December, 2012.

Service Network and Program Development:

The NSC will utilize its national service network to provide the logistical implementation of a national installation program on designated Digital Caddies Inc. equipment. In addition, The NSC is available to handle the distribution of the replacement parts and/or kits. This agreement and the services provided by NSC hereunder; and each individual service provider within the NSC service network, shall be subject to NSC’s standard terms and conditions.

The NSC will utilize its system of service providers in all states. This ensures that we have coverage in the Continental United States, Alaska and Hawaii. The contract will be between the NSC and the service providers so the only entity that Digital Caddies Inc. has to contract with is the NSC.

The NSC will set up a separate 800 # to handle all needs associated with this installation. In addition the NSC will develop a scope of work and responsibilities that both the NSC and the service providers have agreed upon that will establish standards for the NSC, Digital Caddies Inc. and the Service Provider.

The NSC can establish a centralized warehouse distribution facility for the distribution of the replacement parts and kits throughout the United States. The Warehouse Agent would maintain an inventory management of both inbound and outbound parcel deliveries. All inbound and outbound shipping charges would be paid by Digital Caddies Inc. upon receipt of an invoice from the NSC. No additional warehousing fees will be charged other than the actual shipping charges.

Communication Center for Installations:

The NSC will manage a 24/7/365 communication center to administer the implementation of this installation program for Digital Caddies Inc. This will allow Digital Caddies Inc. to have a presence along with a centralized location in the United States that will be managed by the National Service Cooperative to handle their entire administration process for the installation program. This includes:

Maintenance of a dedicated 800 # for Digital Caddies; Maintenance to operate a 24/7/365 live operating system; Maintenance for dedicated agents;

Maintenance of a service provider network and communication; Maintenance of the data base system;

Maintenance of hardware and telecommunications equipment;

Maintenance of software system for the development of asset management reports;

For each unit that is dispatched for installation, the following will take place:

Collecting all required information; Distribution of installation kits (if needed);

Conduct basic troubleshooting for installation to eliminate additional costs on site; Entering call into software system and sending to service provider;

Handle any technical/parts issues with installation kits (each service call will average a minimum of 6 communication incidents; phone, e-mail, fax);

Verification form per unit(s) acknowledging that installation was completed properly;

Service Provider Rates on Installation:

Install Rate — Labor, travel and mileage rates will be based on a flat rate per unit installation.

The cost per unit for locations within a 50-mile radius from the service provider (one way) will be $27.50 – this includes labor, travel, mileage and any miscellaneous fees. This is based on Digital Caddies Inc. history of 15 minutes per installation.

For locations over a 50-mile radius from the service provider (one way) there will be an additional cost of $1.50 per unit with no additional mileage or travel fees.

If Digital Caddies Inc. requires individual testing of each unit after installation, we will submit an extra per unit fee due to the additional time required to test the units.

Service Provider Rates on Service Calls: Authorized Service Provider Warranty Rates on Manufacturer Equipment (overtime will be done at 1 ½ times the standard rate and double time on Sundays and Holidays:

Labor Rates — Labor rates will be based on the National Service Cooperative Rate Structure of $85.00 per hour with the exception of San Francisco, Los Angeles and New York and that rate will be $95.00 hour. If Manufacturer sets DNE (Do Not Exceed) repair dollar levels for equipment, the NSC will work with manufacturer to develop scrapping and or unit exchange programs.

Overtime — Overtime billing will be determined by Digital Caddies before program begins

Travel Rates — 25 mile radius (50 miles round trip) flat fee of $105.00; 50 mile radius (100 miles roundtrip) flat fee of $170.00. For travel outside of the 50 mile radius pre-approval will be required by Digital Caddies.

Communication Center Fees: ***(We will start at $200.00 per month for the first 3 months – at the end of 3 months it will be re-evaluated based on volume; fee will not start until the program is launched or per your direction)***

$200.00 — Monthly fee to utilize the services of the NSC Communication Center. This monthly fee allows Digital Caddies to have a presence along with a centralized location in the United States that will be managed by the National Service Cooperative to handle their entire warranty administration process for Digital Caddies equipment. The fee also includes:

- maintenance of a dedicated 800 # for Digital Caddies
- maintenance to operate a 24/7/365 live operating system
- maintenance for two dedicated agents and one shared agent
- maintenance of a Digital Caddies service provider network and communication
- maintenance of the Digital Caddies data base system (this maintenance includes the day to day activities of Digital Caddies, any major software or data base conversions will be billed at a separate flat fee)
- maintenance of hardware and telecommunications equipment
- maintenance of software system for the development of asset management reports
- monthly reporting (minimum) with reasonable analysis of issues, causes, remedies, resolution rates and response times

The monthly fee is based on a level of 100 or less incoming calls per month and/or the dispatching of 25 or less calls per month to a NSC Service Provider. Once the level of incoming calls and/or dispatched calls goes beyond this level the monthly fee may be increased.

December 12, 2012 - Proprietary Property of NSC

$14.00 Per Call fee for each dispatched service call to an NSC Service Provider. Calls accepted for billing issues and general questions will be provided free of charge. This fee will include:

- accepting call for service and collecting all required information
- entering call into software system and sending to servicer
- conduct follow-up calls with servicer till completion of call to monitor timely response and any technical/parts issues (each service call will average a minimum of 6 communication incidents; phone, e-mail, fax)

$22.00 Per Call fee for each solved service call that did **NOT** require an NSC Service Provider to go to the site for service and the NSC Operator was able to solve. This fee will include:

- accepting call for service and collecting all required information
- Conduct basic troubleshooting (if training provided by Digital Caddies) to eliminate costs associated with nuisance calls and on site technician calls.
- Specific technical trouble-shooting that goes beyond NSC capability may be referred to Digital Caddies for further assistance
- entering call into software system and sending to servicer
- conduct follow-up calls with customer till completion of call

NSC Invoicing Fees for Warranty Administration on Reactive Service Calls:

$25.00 The NSC will handle all invoice payments and invoice Manufacturer $25.00 for every invoice that is processed at NSC headquarters. The NSC will batch the invoicing and send a consolidated invoice to Digital Caddies on a weekly basis. This covers the NSC handling the monitoring and policing of the warranty invoices – making sure that Digital Caddies is not being invoiced for service that is out of warranty. It also covers the NSC monitoring the time on jobs to ensure that they are not being invoiced for too much time. Finally, this covers the accumulation of the data on service requests to be used by Digital Caddies to evaluate their equipment.

Payment to the NSC will be by electronic transfer of funds every 3 weeks. This will be an accumulation of invoices received up to that point and then a final reconciliation will be completed at the end of the month. If payments are not received within the 30 day limit, and such failure of payment is not cured or corrected within ten (10) business days following notice from NSC to Digital Caddies, service will be placed on hold.

NSC Administration for Installation of Units:

The NSC will handle all invoice payments and invoice Digital Caddies Inc. for every unit that is installed. The NSC will batch the invoicing and send a consolidated invoice to Digital Caddies Inc. on a bi-weekly basis. This covers the NSC handling the monitoring and policing of the invoices and administration of entire program. Finally, this covers the accumulation of the data on all requests – by serial # if available - to be used by Digital Caddies Inc. to track their equipment.

Payment to the NSC will be net 20 days. This will be an accumulation of invoices received up to that point and then a final reconciliation will be completed at the end of the month. If payments are not received within the established 20 day limit, service will be placed on hold.

Warehouse Facility and Management:

The NSC can provide a centralized location in the United States for the receipt, inspection, storage, cataloguing, inventorying and distribution of replacement parts and/or kits for the units. This also includes the personnel to administer and manage incoming and outgoing shipping activities to ensure accuracy, completeness and condition of items.

Digital Caddies Inc. would provide to NSC parts at no charge to be warehoused at NSC location
NSC would ship parts to service provider or customer at no charge. Digital Caddies Inc. would be responsible for actual UPS Freight Charges with no mark up or handling fees.

December 12, 2012 - Proprietary Property of NSC